Exhibit 9(d)
                          Scudder Fund Accounting Corp.
                          Fund Accounting Fee Schedule
                    Kemper Global/International Series, Inc.

Fund Accounting Service - Maintain and preserve accounts, books, records and other documents as are required of the Fund under Section 31 of the Investment Company Act of 1940 and Rules 31a-1 and 31a-2. Record the current day's trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset value. Calculate net asset value.

I.       Annual Fees

         International Equity Funds

           Fund Net Assets                 Annual Fee

           First $150 Million              6.50 Basis Points
           Next $850 Million               4.00 Basis Points
           Excess - Over $1 Billion        2.00 Basis Points

         A minimum monthly fee of $4,167 will be applied.

         International Fixed Income Funds

           Fund Net Assets                 Annual Fee

           First $150 Million              8.00 Basis Points
           Next $850 Million               6.00 Basis Points
           Excess - Over $1 Billion        4.00 Basis Points

         A minimum monthly fee of $4,167 will be applied.

II.      Multiple Class Portfolios

         For any class in excess of one each portfolio will incur a 33% surcharge on the annual fee.

III.     Holdings Charge

         For each issue maintained - monthly charge:      $ 7.50

IV.      Portfolio Trades

         Money Market Instruments                        $  5.00
         Domestic Fixed Income Securities                 $12.50
         Domestic Equity Securities                       $12.50
         Options, Futures and Forward Contracts           $25.00
         Foreign Equity and Fixed Income Securities       $25.00
         Foreign Currency Options and Futures Contracts   $35.00
         Foreign Options and Futures Contracts            $35.00

V.       Out-of-Pocket Expenses

         A billing for the recovery of applicable out-of-pocket expenses will be made at the end of each month. Out-of-pocket expenses include: telephone, courier or delivery service, legal fees, fees for pricing services and all other reasonable out-of-pocket expenses.


Kemper Global/International Series, Inc.   Scudder Fund Accounting Corp.



By: /s/Mark S. Casady                      By: /s/John R. Hebble
Title: President                           Title: Vice President

Date: November 25, 1998                    Date: November 25, 1998